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Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information, Contact:
Cheryl Slomann	Rob Whetstone
QAD Investor Relations	PondelWilkinson MS&L
805 566 5139	323 866 6060
investor@qad.com	investor@pondel.com

QAD Reports Revenue, Earnings Growth
for Fiscal 2003 Fourth Quarter

        Carpinteria, Calif.—March 5, 2003—QAD Inc. (NASDAQ:QADI) today reported operating results for the fiscal 2003 fourth quarter and year ended January 31, 2003.

        For the fiscal 2003 fourth quarter, revenue increased 18 percent to $57.1 million, from $48.5 million in the fiscal 2003 third quarter and increased 6 percent from $53.8 million in the same period last year. The TRW ISCS acquisition completed in November 2002 accounted for $4.2 million of this revenue. License revenue in the fiscal fourth quarter was $18.8 million, including $300,000 contributed by the TRW ISCS acquisition. This represents 34 percent growth when compared with $14.0 million in the preceding fiscal third quarter and a 4 percent decline when compared with $19.6 million in the year ago quarter.

        "We are steadfastly committed to providing our global manufacturing customers with enterprise applications that are focused on the unique needs of their vertical industries," said Karl Lopker, chief executive officer of QAD. "The market is beginning to realize the benefits of this focus, including faster implementations, a lower total cost of ownership and a higher return on investment than many of our competitors who aim to serve many markets with one application."

        Net income for the fiscal 2003 fourth quarter was $1.7 million, or $0.05 per diluted share, and included a net loss of $1.0 million, or $0.03 per diluted share, related to the acquired TRW ISCS business. Net income also included a restructuring charge of $2.1 million, or $0.06 loss per diluted share, comprised of costs related to personnel reductions and the adjustment of previous facility consolidation estimates. Net income for the fourth quarter of fiscal 2002 was $993,000, or $0.03 per diluted share.

        Pro forma net income for the fiscal 2003 fourth quarter was $4.1 million, or $0.12 per diluted share, equal to pro forma net income of $4.1 million, or $0.12 per diluted share, in the same period last year. QAD reports net income and earnings per diluted share both in accordance with GAAP and on a pro forma basis. QAD uses pro forma reporting to evaluate its operating performance and believes this presentation will provide investors with additional insight into its operating results. Pro forma reporting excludes the amortization of intangibles from acquisitions, restructuring charges, goodwill impairment loss and the cumulative effect of an accounting change related to goodwill. A reconciliation of the pro forma adjustments to GAAP appears in the financial statements of this news announcement.

        Gross margin for the fiscal 2003 fourth quarter remained steady at 62 percent when compared with the prior year fourth quarter. Although the increased mix of services business associated with the TRW ISCS acquisition applied downward pressure on the gross margin percentage, this impact was offset by a one-time benefit from the reduction of a prior royalty accrual. Operating expenses for the fiscal 2003 fourth quarter were up 3 percent over the fourth quarter of last year, primarily due to the TRW ISCS acquisition.

        "QAD's strong results this quarter underscore our ability to drive sales and control expenses in line with our plan to sustain profitability," Lopker said. "Both existing and new customers worldwide rely on QAD to help solve their most pressing business issues, and many are extending their QAD implementations to more sites around the world."

        For the full fiscal year ended January 31, 2003, revenue was $195.2 million, compared with $205.8 in fiscal 2002. License revenue was $56.0 million for the 2003 fiscal year, compared with $62.8 million last year. Excluding the impact of the TRW ISCS acquisition, full year fiscal 2003 total revenue was $191.0 million and license revenue was $55.7 million.

        The company reported a net loss of $7.6 million for the 2003 fiscal year, equal to $0.22 per diluted share, compared with a net loss of $5.3 million, or $0.16 per diluted share, in fiscal 2002. As noted above, the fiscal 2003 results include a net loss of $1.0 million, or $0.03 per diluted share, related to the TRW ISCS acquisition. On a pro forma basis, the company broke even at the net income line for fiscal 2003, compared with pro forma net income of $384,000, or $0.01 per diluted share, for the 2002 fiscal year.

        QAD's balance sheet at January 31, 2003 remained strong, with $51.2 million in cash and equivalents. For the fiscal 2003 fourth quarter, cash flow provided by operations was approximately $9 million.

Recent Highlights

  •
  During the fourth quarter, QAD received orders from 21 customers representing more than $500,000 each in combined license, support and services billings, with 5 of these sales orders exceeding $1 million.

  •
  Customer license transactions during the quarter included sales to Akzo Nobel, ArvinMeritor, Delphi, Dura Automotive Systems, Eaton, Enodis, Faurecia, Flexsys, Freudenberg & Co., GlaxoSmithKline, Metso, R. Twining & Co., Rockwell, Smiths Group PLC, TRW, Tsubaki Nakashima Co., and Tyco.

  •
  During the fourth quarter QAD expanded its strategic alliance with IBM to standardize the QAD eQ suite of intelligent order management applications on IBM's middleware platforms.

  •
  In fiscal 2003, QAD introduced the next-generation version of its flagship enterprise application suite, MFG/PRO eB2. Launched in September, the suite has been the company's most successful release to date, with nearly 200 shipments to customer sites as of the end of the fiscal year.

Business Outlook

        For the fiscal 2004 first quarter, the company expects revenues to range between $50 and $53 million. Gross margin should range from 58 percent to 60 percent, and operating expenses should be slightly below the fourth quarter of fiscal 2003. Depending on the level and mix of revenue, these factors should generate a small loss to a small profit compared with a $4.6 million loss, or $0.14 per diluted share, before cumulative effect of accounting change related to goodwill as reported in the first fiscal quarter of 2003.

        For the 2004 fiscal year, QAD expects to post revenues in the range of $210 million to $220 million, translating to earnings of between $0.10 to $0.30 per diluted share.

Investor Conference Call:

        QAD management will host an investor conference call today, March 5, 2003 at 2:00 p.m. PST (5:00 p.m. EST) to review the company's financial results and operations for the fiscal 2003 fourth quarter and full year. The conference call will be webcast by CCBN and can be accessed on QAD's Web site at http://www.qad.com/company/ir/events.html. The audio webcast will be available through March 12, 2003.

About QAD

        QAD delivers value through collaborative commerce for manufacturers, empowering enterprises to integrate diverse business processes and increase profitability. By enabling global manufacturers to efficiently manage resources within and beyond the enterprise, QAD solutions can improve customer delivery performance and reduce inventory costs. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and medical products use QAD applications at approximately 5,200 licensed sites in more than 80 countries and in as many as 26 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at: www.qad.com. To receive any of QAD's press releases via facsimile, contact +1 800 356 0747, or outside the U.S. contact +1 213 253 5647.

        "QAD" and "MFG/PRO" are registered trademarks and "QAD eQ" is a trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.

        Note to Investors: This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the publication of opinions by industry analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; difficulties relating to integration of a new business; the entry of new competitors and their technological advances, delays in localizing the company's products for new markets; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; and general economic factors. In addition, revenue and earnings in the enterprise resource planning (ERP), e-business and collaborative commerce software industries are subject to fluctuations. Investors should not use any one quarter's results as a benchmark for future growth. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2002.

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QAD Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2003	2002	2003	2002
Revenue:
License fees	$18,829	$19,579	$56,023	$62,820
Maintenance and other	27,760	25,798	106,294	103,624
Services	10,523	8,457	32,931	39,341

Total revenue	57,112	53,834	195,248	205,785
Cost of revenue	21,711	20,372	74,998	87,001

Gross profit	35,401	33,462	120,250	118,784
Operating expenses:
Sales and marketing	15,915	14,675	61,723	59,365
Research and development	8,188	7,909	33,395	31,672
General and administrative	5,914	5,743	21,824	22,882
Amortization of intangibles from acquisitions	325	623	1,165	3,538
Impairment loss	—	2,066	151	2,066
Restructuring	2,095	407	5,287	93

Total operating expenses	32,437	31,423	123,545	119,616

Operating income (loss)	2,964	2,039	(3,295)	(832)
Other expense	891	246	2,003	1,581

Income (loss) before income taxes and cumulative effect of accounting change	2,073	1,793	(5,298)	(2,413)
Income tax expense	400	800	1,300	2,900

Income (loss) before cumulative effect of accounting change	1,673	993	(6,598)	(5,313)
Cumulative effect of accounting change	—	—	1,051	—

Net income (loss)	$1,673	$993	$(7,649)	$(5,313)

Basic net income (loss) per share	$0.05	$0.03	$(0.22)	$(0.16)
Basic weighted shares	34,629	34,209	34,460	34,055
Diluted net income (loss) per share	$0.05	$0.03	$(0.22)	$(0.16)
Diluted weighted shares	34,884	34,445	34,460	34,055

Pro forma supplemental information — Reconciliation of net income (loss) to pro forma net income (loss):
Net income (loss)	$1,673	$993	$(7,649)	$(5,313)
Adjustments to net income (loss):
Amortization of intangibles from acquisitions	325	623	1,165	3,538
Impairment loss	—	2,066	151	2,066
Restructuring	2,095	407	5,287	93
Cumulative effect of accounting change	—	—	1,051	—

Pro forma net income	$4,093	$4,089	$5	$384

Pro forma basic net income per share	$0.12	$0.12	$0.00	$0.01
Pro forma basic weighted shares	34,629	34,209	34,460	34,055
Pro forma diluted net income per share	$0.12	$0.12	$0.00	$0.01
Pro forma diluted weighted shares	34,884	34,445	34,671	34,324

QAD Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	January 31, 2003	January 31, 2002
Assets
Current assets:
Cash and equivalents	$51,204	$50,782
Accounts receivable, net	57,340	59,714
Other current assets	13,540	11,535

Total current assets	122,084	122,031
Property and equipment, net	23,343	20,512
Other assets, net	16,879	15,466

Total assets	$162,306	$158,009

Liabilities & stockholders' equity
Current liabilities:
Current portion of long-term debt	$1,500	$2,157
Accounts payable and accrued expenses	45,831	38,368
Deferred revenue and other	69,236	58,854

Total current liabilities	116,567	99,379
Long-term debt	9,625	15,345
Other long-term liabilities	371	1,149
Stockholders' equity:
Common stock	34	34
Additional paid-in capital	115,800	114,911
Accumulated deficit	(73,244)	(65,595)
Accumulated other comprehensive loss	(6,847)	(7,214)

Total stockholders' equity	35,743	42,136

Total liabilities & stockholders' equity	$162,306	$158,009

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Twelve Months Ended January 31,
	2003	2002
Net cash provided by operating activities	$13,442	$21,503
Cash flows from investing activities:
Cash acquired in business combination, net	784	—
Purchase of property and equipment	(9,261)	(3,845)
Investment in software development	(1,446)	(636)
Other, net	145	18

Net cash used in investing activities	(9,778)	(4,463)
Cash flows from financing activities:
Reduction of notes payable	(6,377)	(3,244)
Issuance of common stock for cash	882	883

Net cash used in financing activities	(5,495)	(2,361)
Effect of exchange rates on cash and equivalents	2,253	(397)

Net increase in cash and equivalents	422	14,282
Cash and equivalents at beginning of period	50,782	36,500

Cash and equivalents at end of period	$51,204	$50,782

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QAD Reports Revenue, Earnings Growth for Fiscal 2003 Fourth Quarter